Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Q2 2010 Results

FORT LAUDERDALE, FL, August 16, 2010 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced results for the second quarter ended June 30, 2010.

Revenues for the second quarter of 2010 were $5.4 million, an increase of approximately 15% from $4.7 million in the second quarter of 2009. The net loss for the second quarter of 2010 was $(34.6) million, or $(0.75) per diluted share on approximately 46.0 million shares outstanding, compared to a net loss of $(2.6) million, or $(0.10) per diluted share on approximately 25.2 million shares outstanding, in the second quarter of 2009. Results for the second quarter of 2010 include a non-cash, impairment charge of $6.9 million, or $0.15 per diluted share, related to the goodwill and intangible assets of the Company’s corporate services business segment, and a non-cash charge of $24.0 million, or $0.52 per diluted share, for the write-off of total debt discounts and additional interest expense as a result of the reduction in conversion prices associated with the conversion of the Company’s senior secured notes into common stock.

Adjusted EBITDA*, defined as net loss before interest, taxes, depreciation, amortization, stock-based compensation, severance charges, bad debt recovery or expense, and the write-off of goodwill, intangibles and debt discounts, for the quarter ended June 30, 2010 was $(1.9) million, compared to $(0.5) million in the second quarter of 2009.

For the six months ended June 30, 2010, the Company recorded revenues of $10.5 million compared to $10.0 million for the same period last year. Net loss was $(38.4) million, or $(1.10) per share, compared to $(5.5) million, or $(0.22) per share, for the first six months of 2009. Results for the first six months of 2010 include the aforementioned non-cash, impairment charge of $6.9 million, or $0.20 per diluted share, and a non-cash charge of $24.0 million, or $0.69 per diluted share, for the write-off of total debt discounts and additional interest expense as a result of the reduction in conversion prices associated with the conversion of the Company’s senior secured notes into common stock. Adjusted EBITDA for the first half of 2010 totaled $(3.6) million compared to $(1.1) million in the comparable prior year period.

Second Quarter and Recent Operating Highlights:

•	Grew meal delivery revenue 54% in the second quarter of 2010 compared to the second quarter of 2009
•	Expanded margins on meal delivery program to 39% (excluding revenue share and depreciation) from 35% in Q2 2009

•	Improved meal delivery customer retention for active customers to 9.5 weeks, up from approximately 8.3 weeks in Q2 2009
•	Improved balance sheet through capital raise of approximately $5.2 million and conversion of debt into common stock
•	Entered into licensing agreement with NBC Universal Television Consumer Products Group and Reveille LLC for The Biggest Loser branded meal delivery program
•	Implemented a headcount reduction after the end of the second quarter aimed at reducing monthly expense by approximately $200,000

“We are pleased with our solid execution and the continued growth of our meal delivery business,” said Kevin McGrath, President and Chief Executive Officer of eDiets.com. “During the first half of 2010, we realized a 55% increase in meal delivery revenue due to an approximately 64% increase in the number of meals shipped compared to the prior year. While our increased investment in advertising had a positive effect on our ability to acquire new subscribers for our meal delivery and digital plans, both the top and bottom line were affected by continued pressure on advertising rates. We remain focused on making operational improvements, including expanding our call center operations and increasing advertising efficiencies, in order to drive conversion rates and lower customer acquisition costs in the second half of 2010 and beyond.”

Mr. McGrath continued, “As we look to the third quarter, we anticipate an acceleration of our ad spend and concurrent revenue growth as we invest marketing dollars in a new TV commercial and the launch of our meal delivery program for NBC Universal’s The Biggest Loser. Based on positive sequential trends in monthly meal delivery revenue, improved gross margins and cost cutting initiatives, we are confident in our direction and believe the steps we are taking are positioning eDiets to achieve positive EBITDA and cash flow in 2011. With regard to the non-cash charges, they represent the final charges related to the actions we’ve taken to restructure our balance sheet. These non-cash charges have no impact on our liquidity, operations or plans for growth.”

Conference Call

The company will host a conference call to discuss the second quarter 2010 results at 5:00 p.m. Eastern Time on Monday, August 16, 2010. Participants may access the call by dialing 866-277-1184 (domestic) or 617-597-5360 (international), passcode 96627700. In addition, the call will be webcast via the Investor Relations section of the company’s web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Monday, August 23, 2010. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 77204518.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

* Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net loss	$(34,602)	$(2,638)	$(38,361)	$(5,475)

Interest expense (income), includes capital lease interest expense	1	—	1	(2)

Interest expense on secured notes	621	740	1,438	1,438

Amortization of secured notes	567	500	1,291	952

Interest expense incurred with debt conversion	23,961	—	23,961	—

Income tax provision (benefit)	—	11	—	17

Depreciation	362	396	724	799

Amortization of intangibles	12	97	24	275

Impairment of goodwill and intangible assets	6,865	—	6,865	—

Stock-based compensation	294	306	472	693

Bad debt expense	(17)	(14)	(6)	21

Severance charges	—	82	—	220

Adjusted EBITDA	$(1,936)	$(520)	$(3,591)	$(1,062)

Adjusted Meal Delivery Gross Margin

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue – meal delivery	$3,526	$2,289	$6,523	$4,196

Cost of revenues – meal delivery	2,344	1,714	4,356	3,249

Less: cost of revenue adjustments for meal delivery

Depreciation	(205)	(171)	(401)	(323)

Revenue sharing	(3)	(48)	(9)	(101)

Cost of revenues – adjusted	2,136	1,495	3,946	2,825

Adjusted meal delivery gross profit	$1,390	$794	$2,577	$1,371

Adjusted meal delivery gross margin percentage	39.4%	34.7%	39.5%	32.7%

Forward-Looking Statements

Certain statements made in this report that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements include statements regarding our expectation that we will seek additional capital through a private placement or public offering of our common stock; our belief regarding market demand for our products; our expectation that our total gross margins will improve in the future as our efforts to improve meal delivery margin are realized; our expectation that revenue streams from revenue sources other than digital plan subscriptions will continue to become a larger share of total revenues; our belief that we can rapidly secure alternate technology infrastructure vendors if we experience an interruption in Web site service; our expectation that we will be successful in implementing programs designed to enhance the privacy protection of our visitors to our Web site; our expectation that we will conduct our operations in compliance with applicable regulatory requirements; our expectation regarding the effect of any legal proceedings or legal inquiries on our financial condition or results of operations; and our estimates regarding certain accounting and tax matters, including the adoption of certain accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	our ability to raise additional capital through a private placement or public offering of our common stock;
•	our ability to accurately assess market demand for our products;
•	our ability to improve our meal delivery margin and its effect on total gross margins;
•	our ability to rapidly secure alternate technology infrastructure vendors if we experience Web site service interruption;
•	our ability to successfully implement programs designed to enhance the privacy protection of our visitors to our Web site;
•	our ability to maintain compliance with applicable regulatory requirements;
•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels;
•	the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates; and
•	our ability to successfully estimate certain accounting and tax matters, including the effect on our Company of adopting certain accounting pronouncements.

These risks are not exhaustive and may not include factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

— Financial Tables Follow —

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Digital plans	$1,018	$1,269	$2,058	$2,667
Meal delivery	3,526	2,289	6,523	4,196
Business-to-business	674	853	1,390	2,483
Other	218	322	483	658

Total revenues	5,436	4,733	10,454	10,004

Cost and expenses:
Cost of revenue
Digital plans	141	188	306	463
Meal delivery	2,344	1,714	4,356	3,249
Business-to-business	27	73	59	124
Other	52	49	95	112

Total cost of revenue	2,564	2,024	4,816	3,948
Technology and development	852	836	1,704	1,846
Sales, marketing and support	3,329	2,062	6,306	4,321
General and administrative	1,267	1,101	2,409	2,684
Amortization of Intangibles	12	97	24	275
Impairment of goodwill and intangible assets	6,865	—	6,865	—

Total cost and expenses	14,889	6,120	22,124	13,074

Loss from operations	(9,453)	(1,387)	(11,670)	(3,070)
Interest income	1	3	2	9
Interest expense	(1,189)	(1,243)	(2,732)	(2,397)
Interest expense incurred with debt conversion	(23,961)	—	(23,961)	—

Loss before income tax provision	(34,602)	(2,627)	(38,361)	(5,458)
Income tax provision	—	(11)	—	(17)

Net loss	$(34,602)	$(2,638)	$(38,361)	$(5,475)

Loss per common share:
Basic and diluted	$(0.75)	$(0.10)	$(1.10)	$(0.22)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	45,987	25,193	34,913	25,176

6

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(2,674)	$108	$(3,852)	$(1,592)
Investing	(297)	(7)	(315)	(29)
Financing	5,021	(39)	5,513	(60)

	June 30,	December 31,
	2010	2009

BALANCE SHEET DATA:
Cash and cash equivalents	$3,028	$1,475
Total assets	7,291	12,456
Deferred revenue	1,925	2,164
Debt (excluding capital leases)	—	16,824
Stockholder's equity\(deficit)	2,418	(9,570)

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